Exhibit 10.1

ON Semiconductor Corporation

Offer To Purchase For Cash

Any and All

12% Senior Subordinated Notes Due 2009

Issued by

ON Semiconductor Corporation (formerly known as SCG Holding Corporation) and

Semiconductor Components Industries, LLC

(CUSIP No. 783885AC0)

and

Related Solicitation of Consents

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2004, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS OF NOTES MUST TENDER THEIR NOTES AT OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW). THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 19, 2004, UNLESS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EARLY TENDER DEADLINE”). HOLDERS OF NOTES MUST TENDER THEIR NOTES AT OR PRIOR TO THE EARLY TENDER DEADLINE TO RECEIVE THE TOTAL CONSIDERATION (AS DEFINED BELOW).

ON Semiconductor Corporation, a Delaware Corporation, (the “Company”) hereby offers to purchase for cash (the “Tender Offer”) any and all of the outstanding 12% Senior Subordinated Notes due 2009 (the “Notes”) previously issued by the Company (formerly known as SCG Holding Corporation, a Delaware corporation) and Semiconductor Components Industries, LLC (“SCI”), a Delaware limited liability company and subsidiary of the Company (SCI, together with the Company, the “Issuers”) upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this “Offer to Purchase”). The Notes are guaranteed by certain affiliates of the Issuers (the “Guarantors”). Concurrently with the Tender Offer, the Company is soliciting (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) from the holders of the Notes consents (the “Consents”) to proposed amendments (the “Proposed Amendments”) to the Indenture (as defined herein) under which the Notes were issued. Consummation of the Offer is subject to the satisfaction of a number of conditions. See “The Tender Offer and the Consent Solicitation—Conditions of the Offer.”

The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to this Offer to Purchase shall be $1,089.06 (the “Total Consideration”), plus Accrued Interest (as defined herein). The Total Consideration includes a consent payment of $30 per $1,000 principal amount of Notes (the “Consent Payment”) payable to holders that validly tender their Notes and give their Consents prior to the Early Tender Deadline. Holders that validly tender their Notes after that time and prior to the Expiration Time will receive the Total Consideration less the Consent Payment, or $1,059.06 per $1,000 principal amount of Notes (the “Tender Offer Consideration”).

Holders may not deliver Consents in the Consent Solicitation without tendering the related Notes in the Offer and may not revoke such Consents without withdrawing the previously tendered Notes to which they relate. The Proposed Amendments are a single proposal. A tendering and consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to only some of the Proposed Amendments.

At any time after the Early Tender Deadline and prior to the Expiration Time (such time, the “Optional Early Acceptance Date”), the Company may elect to accept for payment all Notes validly tendered prior to the Early Tender Deadline. The Company currently anticipates that the Optional Early Acceptance Date will be April 20,2004. Payment for all Notes validly tendered prior to the Early Tender Deadline will be made promptly following the Optional Early Acceptance Date (the “Optional Early Settlement Date”). By 9:00 a.m., New York City time, on the business day following the Expiration Time (the “Final Acceptance Date”), the Company will accept for payment any and all validly tendered Notes not previously purchased, subject to the terms and conditions of the Offer. Such payment will be made promptly following the Final Acceptance Date (the “Final Settlement Date”).

Subject to the terms and conditions of the Offer, the Total Consideration or the Tender Offer Consideration, as applicable, to which a tendering holder is entitled pursuant to the Offer will be paid on either the Optional Early Settlement Date, if any, or the Final Settlement Date. The holder of each Note tendered and accepted for payment will receive interest, if any, thereon from the most recent payment of semi-annual interest preceding the Optional Early Settlement Date or the Final Settlement Date, as applicable, to, but excluding, such date, upon the terms and subject to the conditions described herein (“Accrued Interest”). Under no circumstances will any interest be payable because of any delay in the transmission of funds to holders by the Depositary.

NOTES AND RELATED CONSENTS MAY BE WITHDRAWN PRIOR TO THE EARLY TENDER DEADLINE. NOTES MAY NOT BE WITHDRAWN AFTER THE EARLY TENDER DEADLINE AND DELIVERY OF WRITTEN NOTICE TO THE TRUSTEE THAT THE REQUISITE CONSENTS CONDITION HAS BEEN SATISFIED. IN ADDITION, IN THE EVENT OF A TERMINATION OF THE OFFER WITHOUT ANY NOTES BEING PURCHASED, THE NOTES TENDERED PURSUANT TO THE OFFER TO PURCHASE WILL BE PROMPTLY RETURNED TO THE TENDERING HOLDERS.

Questions and requests of assistance or for additional copies of this Offer to Purchase may be directed to Georgeson Shareholder Communications Inc. (the “Information Agent”) or Morgan Stanley & Co. Incorporated (the “Dealer Manager”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer is:

MORGAN STANLEY

April 6, 2004

If the Early Tender Deadline is extended, the Company intends to extend the Tender Offer, if necessary, so that the Expiration Time occurs no earlier than ten business days following the Early Tender Deadline. Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable laws, promptly following each of the Optional Early Acceptance Date and Final Acceptance Date the Company will pay for all Notes validly tendered (and not withdrawn) that are accepted for payment pursuant to the Tender Offer on the Optional Early Acceptance Date or Final Acceptance Date, as applicable. Payment for any such Note will be made in immediately available (same-day) funds. Any Accrued Interest payable on the Notes accepted for payment in the Tender Offer will be paid in cash in immediately available (same-day) funds concurrently with the payment of the Tender Offer Consideration therefor.

If the Proposed Amendments become operative, they will apply to all Notes issued under the Indenture, including those Notes that Holders do not tender and the Company does not accept for payment hereunder. If the Proposed Amendments become operative, many of the restrictive covenants contained in the Indenture and the Notes will be eliminated and the prior notice period with respect to a redemption date for outstanding Notes will be extended from 60 days to 120 days. In that circumstance, the trading market for the Notes is likely to be significantly more limited. Notes that are not tendered and accepted for payment pursuant to the Tender Offer will remain obligations of the Issuers. See “Considerations for Non-Tendering Holders of Notes.”

The Proposed Amendments will become effective upon execution by the Issuers, the Guarantors and the Trustee (each as defined herein) of a supplemental indenture implementing the Proposed Amendments (the “Supplemental Indenture”). It is anticipated that the Issuers, the Guarantors and the Trustee will execute the Supplemental Indenture promptly after 5:00 p.m., New York City time, on the Early Tender Deadline. Although the Supplemental Indenture will become effective upon execution, the Proposed Amendments will not become operative until the Optional Early Settlement Date or, if no Optional Early Settlement Date is announced, the Final Settlement Date.

NOTWITHSTANDING ANY OTHER PROVISION OF THE TENDER OFFER OR THE CONSENT SOLICITATION, THE COMPANY’S OBLIGATION TO ACCEPT FOR PAYMENT AND TO PAY FOR NOTES VALIDLY TENDERED PURSUANT TO THE TENDER OFFER IS CONDITIONED UPON (1) THERE HAVING BEEN VALIDLY TENDERED (AND NOT WITHDRAWN) NOT LESS THAN A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE NOTES OUTSTANDING, EXCLUDING NOTES OWNED BY THE ISSUERS, ANY GUARANTOR OR ANY OF THEIR AFFILIATES (AND RELATED CONSENTS SHALL HAVE BEEN RECEIVED) AND THE EXECUTION BY THE ISSUERS, THE GUARANTORS AND THE TRUSTEE OF THE SUPPLEMENTAL INDENTURE IMPLEMENTING THE PROPOSED AMENDMENTS (THE “REQUISITE CONSENTS CONDITION”) AND (2) SATISFACTION OF THE OTHER CONDITIONS TO THE OFFER SET FORTH HEREIN. THE COMPANY MAY WAIVE, IN WHOLE OR IN PART, ANY OF THE FOREGOING CONDITIONS. SEE “THE TENDER OFFER AND THE CONSENT SOLICITATION - CONDITIONS OF THE OFFER.”

THE TENDER OFFER AND THE CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF NOTES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER OR THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS DOCUMENT AND RELATED DOCUMENTS NOR ANY PURCHASE OF NOTES BY THE COMPANY WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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NO FEDERAL OR STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE AND CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

On the date hereof, the Company expects to receive net proceeds from an offer and sale of $260 million aggregate principal amount of zero coupon convertible senior subordinated notes due 2024 pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (the “New Offering”). The Company will use the net proceeds of the New Offering to finance the purchase of the Notes in connection with the Offer and redeem any remaining Notes not tendered in connection with the Offer. The securities offered in the New Offering have not been registered under the Securities Act and may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

As soon as permissible in accordance with the terms of the Indenture, as amended in connection with the execution of the Supplemental Indenture, the Company intends to call for redemption any Notes that remain outstanding at a price equal to 106% of the aggregate principal amount of the Notes, as set forth in the Indenture. The Company expects such redemption to occur on or about August 1, 2004. This statement of intent shall not constitute a notice of redemption under the Indenture. Such notice if made will only be made in accordance with the applicable provisions of the Indenture, as amended by the Supplemental Indenture.

Holders of Notes should take note of the following dates in connection with the Offer:

Date	Calendar Date	Event
Early Tender Deadline	5:00 p.m., New York City time, April 19, 2004, unless extended, or unless the Offer is terminated earlier by the Company.	The last day for holders to tender Notes and Consents in order to qualify for the payment of the Total Consideration, which includes the Consent Payment. The last day for holders to validly withdraw tenders of Notes or revoke Consents.

Optional Early Acceptance Date	In respect of Notes that are validly tendered, and not validly withdrawn, on or prior to the Early Tender Deadline, the Company is not obligated to announce an Optional Early Acceptance Date, but it currently anticipates that the Optional Early Acceptance Date will be April 20, 2004.	Acceptance of all Notes validly tendered on or prior to the Early Tender Deadline and not previously validly withdrawn.

Optional Early Settlement Date	In respect of Notes that are validly tendered, and not validly withdrawn, on or prior to the Early Tender Deadline, the Company expects that the Optional Early Settlement Date will be promptly following the Optional Early Acceptance Date.	Payment for all Notes validly tendered on or prior to the Early Tender Deadline and not previously validly withdrawn.

Expiration Time	Midnight, New York City time, May 3, 2004, unless extended, or unless the Offer is earlier terminated by the Company.	The last day for holders to tender Notes pursuant to the Offer.

Final Acceptance Date	In respect of Notes that are validly tendered after the Early Tender Deadline but prior to the Expiration Time, the Company expects that the Final Acceptance Date will be May 4, 2004.	Acceptance of all Notes validly tendered after the Early Tender Deadline and on or prior to the Expiration Time.

Final Settlement Date	In respect of Notes that are validly tendered after the Early Tender Deadline but prior to the Expiration Time, the Company expects that the Final Settlement Date will be promptly following the Final Acceptance Date.	Payment for all Notes validly tendered after the Early Tender Deadline and on or prior to the Expiration Time.

Subject to applicable securities laws and terms of the Offer, the Company reserves the right to: (1) waive any and all conditions to the Offer, (2) extend the Offer or (3) prior to the satisfaction or waiver of the conditions to the Offer, otherwise amend the Offer in any respect or terminate the Offer. In the event that the Offer is withdrawn or otherwise not completed, the Total Consideration or Tender Offer Consideration, as applicable, will not be paid or become payable to holders of the Notes that have tendered their Notes in connection with the Offer and the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

IMPORTANT INFORMATION

Any holder of Notes in book-entry form who desires to tender Notes must request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction or tender through The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”). A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender its Notes and to deliver its Consent. See “The Tender Offer and the Consent Solicitation — Procedures for Tendering Notes and Delivering Consents.”

Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at one of its telephone numbers set forth on the last page of this Offer to Purchase. A holder of Notes may also contact the Dealer Manager at its telephone number set forth on the last page of this Offer to Purchase or such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Tendering holders will not be obligated to pay brokerage fees or expenses of the Dealer Manager, the Information Agent, the Issuers, the Depositary or DTC.

THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO EITHER A TENDER OF NOTES OR DELIVERY OF A CONSENT PURSUANT TO THE CONSENT SOLICITATION.

NONE OF THE ISSUERS, THE TRUSTEE, THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER NOTES IN CONNECTION WITH THE OFFER.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The Company is required to file reports and other documents and information with the Securities and Exchange Commission, or SEC. Such reports, documents and other information may be inspected and copied at the public reference facilities of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the SEC’s Web site at http://www.sec.gov.

The following documents filed by the Company with the SEC are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 10, 2004, as amended by its Form 10-K/A filed with the SEC on March 22, 2004;

•	The Company’s Current Report on Form 8-K filed with the SEC on March 31, 2004 regarding its filing with the SEC of a shelf registration statement for its common stock; and

•	The Company’s Current Report on Form 8-K furnished to the SEC on March 31, 2004 regarding the announcement of the New Offering.

All documents the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the Expiration Time shall be deemed to be incorporated by reference into this document and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this document, or contained in this document, shall be considered to be modified or superseded to the extent that a statement contained in this document or in any subsequently filed document that is also incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded in this manner does not, except as so modified or superseded, constitute a part of this document. Copies of other documents incorporated into this document by reference, except for exhibits, unless such exhibits are specifically incorporated into this document by reference, are available without charge by contacting:

ON Semiconductor Corporation,

5005 E. McDowell Road,

Phoenix Arizona, 85008,

(602) 244-3437

investor@onsemi.com

Some of the statements contained or incorporated by reference in this document are forward-looking statements that involve known and unknown risks, uncertainties and other factors. The Issuers’ actual results could differ materially from those anticipated by any forward-looking statement. There can be no assurance that the future results covered by forward-looking statements will be achieved.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in this Offer to Purchase (which includes the materials appended hereto) other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuers, the Dealer Manager, the Depositary or the Information Agent. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein is correct as of any time subsequent to the date hereof.

SUMMARY

The following summary is provided solely for the convenience of holders of the Notes and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Offer to Purchase and any amendments or supplements hereto. Holders of Notes are urged to read this Offer to Purchase in its entirety. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Offeror:	ON Semiconductor Corporation

The Issuers:	ON Semiconductor Corporation (formerly known as SCG Holding Corporation, a Delaware corporation) and Semiconductor Components Industries, LLC, a subsidiary of the Company.

The Tender Offer:	Offer to purchase for cash all of the Notes at the purchase price set forth below.

The Notes:	$260,000,000 outstanding principal amount of 12% Senior Subordinated Notes due 2009. The Notes are governed by the indenture, dated as of August 4, 1999 (as supplemented from time to time, the “Indenture”), among the Issuers, Guarantors and U.S. Bank National Association (successor to State Street Bank and Trust Company), as trustee (the “Trustee”).

Total Consideration:	The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to this Offer to Purchase shall be a price equal to $1,089.06 per $1,000 principal amount of Notes, payable to holders that validly tender their Notes and give their Consents prior to the Early Tender Deadline. In addition, each holder will receive accrued and unpaid interest on such $1,000 principal amount of Notes up to, but not including, the Optional Early Settlement Date or the Final Settlement Date, as applicable.

Consent Payment:	The Total Consideration includes a Consent Payment of $30 per $1,000 principal amount of Notes, payable to Holders that validly tender their Notes and give their Consents prior to the Early Tender Deadline. The Consent Payment will be paid if, but only if, the Notes to which such Consents relate are accepted for payment pursuant to the terms of the Tender Offer.

Tender Offer Consideration:	Holders that validly tender their Notes after the Early Tender Deadline and prior to the Expiration Time will receive only the Tender Offer Consideration, which is the Total Consideration less the Consent Payment, or $1,059.06 per $1,000 principal amount of Notes.

Early Tender Deadline	The Early Tender Deadline shall be April 19, 2004, but may be extended. The Company anticipates extending the Early Tender Deadline only if the Requisite Consents Condition shall not have been met.

Expiration Time:	The Tender Offer will expire at midnight, New York City time, on May 3, 2004, unless extended by the Company. The Company intends to extend the Tender Offer, if necessary, so that the Expiration Time occurs no earlier than ten business days following the Early Tender Deadline.

Optional Early Acceptance Date:	In respect of Notes that are validly tendered, and not validly withdrawn, on or prior to 5:00 p.m., New York City time, on the Early Tender Deadline, the Company expects that the Optional Early Acceptance Date will be April 20, 2004.

Final Acceptance Date:	In respect of Notes that are validly tendered after 5:00 p.m., New York City time, on the Early Tender Deadline but at or prior to midnight, New York City time, on the Expiration Time, the Company expects that the Final Acceptance Date will be May 4, 2004.

Optional Early Settlement Date:	In respect of Notes that are validly tendered, and not validly withdrawn, on the Early Tender Deadline, the Company expects that the Optional Early Settlement Date will be promptly following the Optional Early Acceptance Date.

Final Settlement Date:	In respect of Notes that are validly tendered after the Early Tender Deadline but prior to the Expiration Time, the Company expects that the Final Settlement Date will be promptly following the Final Acceptance Date.

The Consent Solicitation:	The Company is also soliciting from holders of Notes Consents to the Proposed Amendments to the Indenture.

The Proposed Amendments:	If the Proposed Amendments become operative, the Proposed Amendments would eliminate many of the restrictive covenants, and extend the prior notice period with respect to a redemption date for outstanding Notes from 60 days to 120 days, contained in the Indenture and the Notes. See “The Tender Offer and the Consent Solicitation - The Consent Solicitation.”

Requisite Consents:	Consents from the holders of not less than a majority in aggregate principal amount of Notes outstanding, other than any Notes owned by the Issuers, any Guarantor or any of their Affiliates (as defined herein). As of the date of this Offer to Purchase, none of the Notes was owned by any Issuer, any Guarantor or, to their knowledge, any Affiliate. As of the date hereof, $260 million aggregate principal amount of Notes were outstanding. See “The Tender Offer and the Consent Solicitation— Procedures for Tendering Notes and Delivering Consents—Valid Tender.”

Procedures for Tendering Notes and Delivering Consents:	See “The Tender Offer and the Consent Solicitation — Procedures for Tendering Notes and Delivering Consents.” For further information, call the Information Agent or the Dealer Manager at the phone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank or trust company for assistance. A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender its Notes and deliver its Consent. DTC participants must transmit their acceptance to DTC through ATOP.

Withdrawal Rights:	Tenders of Notes pursuant to the Tender Offer may be validly withdrawn and Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Early Tender Deadline by following the procedures described under “The Tender Offer and the Consent Solicitation—Withdrawal of Tenders and Revocation of Consents,” but not thereafter. A valid withdrawal of tendered Notes on or prior to the Early Tender Deadline shall be deemed a valid revocation of the related Consent. Valid revocation of Consents prior to the Early Tender Deadline will be deemed a withdrawal of the related Notes previously tendered pursuant to the Offer. Notes tendered subsequent to the Early Tender Deadline and on or prior to the Expiration Time may not be withdrawn. In addition, in the event of a termination of the Offer without Notes being purchased, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders. See “The Tender Offer and the Consent Solicitation—Withdrawal of Tenders and Revocation of Consents.”

Purpose of the Tender Offer and the Consent Solicitation:	The purpose of the Tender Offer and Consent Solicitation is to retire the Notes and reduce the Company’s overall cost of borrowing. The principal purposes of the Consent Solicitation are to eliminate many of the restrictive covenants contained in the Indenture and the Notes and extend the period with respect to a redemption date for outstanding Notes from 60 days to 120 days.

Certain Consequences to Holders of Notes Not Tendering:	Consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for holders of Notes who elect not to tender Notes in the Tender Offer. For a discussion of certain factors that should be considered in evaluating the Tender Offer and the Consent Solicitation, see “Considerations for Non-Tendering Holders of Notes.”

Certain Conditions Precedent to the Offer:

Notwithstanding any other provision of the Tender Offer or the Consent Solicitation (or any extensions or amendments thereof), the Company will not be required to accept for payment, or pay for, including any Consent Payment, any Notes tendered, may terminate the Tender Offer or Consent Solicitation and may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of any Notes tendered or delay payment for Notes accepted for payment, if, among other things:

(1) the Requisite Consents Condition shall not have been satisfied; or

(2) any other condition to the consummation of the Offer remains unsatisfied.

At the time of any Optional Early Acceptance Date, the Company will waive most of the conditions to the Offer and such waiver will remain in effect for the remainder of the Offer. See “The Tender Offer and the Consent Solicitation — Conditions of the Offer.”

Material U.S. Federal Income Tax Consequences:	For a summary of the federal income tax consequences of the Tender Offer and the Consent Solicitation, see “Material U.S. Federal Income Tax Consequences.”

Waivers; Extensions; Amendments; Termination:	The Company expressly reserves the right, in its sole discretion, subject to applicable law, at any time or from time to time, to (1) waive any condition to the Tender Offer or the Consent Solicitation and accept all Notes previously tendered and all Consents previously delivered pursuant to the Offer, (2) extend the Early Tender Deadline or the Expiration Time and retain all Notes tendered and all Consents delivered pursuant to the Offer, subject, however, to the withdrawal rights of holders as described under “The Tender Offer and the Consent Solicitation — Withdrawal of Tenders and Revocation of Consents,” (3) prior to the satisfaction or waiver of the conditions to the Offer, amend the terms of the Tender Offer or Consent Solicitation in any respect and (4) prior to the satisfaction or waiver of the conditions to the Offer, terminate the Tender Offer and not accept for purchase any Notes upon failure of any of the conditions to the Offer. Any amendment applicable to the Tender Offer will apply to all Notes tendered pursuant to the Tender Offer. See “The Tender Offer and the Consent Solicitation—Expiration Time; Early Tender Deadline; Extensions; Termination; Amendments.”

Brokerage Commissions:	No brokerage commissions are payable by holders of the Notes to the Dealer Manager, the Information Agent, the Company, the Depositary or DTC.

Dealer Manager:	Morgan Stanley & Co. Incorporated

Information Agent:	Georgeson Shareholder Communications Inc.

Depositary:	U.S. Bank National Association

Further Information:	Additional copies of this Offer to Purchase may be obtained by contacting the Information Agent at the telephone number and address set forth on the back cover of this Offer to Purchase. Additional copies of the documents incorporated by reference herein may be obtained as described above under “Available Information and Incorporation by Reference.”

THE TENDER OFFER AND THE CONSENT SOLICITATION

Terms of the Tender Offer

Upon the terms and subject to the conditions set forth herein (including, if this Offer to Purchase is supplemented or amended, the terms of any such supplement or amendment), the Company is offering to purchase for cash any and all of the outstanding Notes.

The Notes were issued under the Indenture, dated as of August 4, 1999 (as supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and the Trustee.

The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to this Offer to Purchase shall be $1,089.06, plus Accrued Interest. The Total Consideration consists of the Tender Offer Consideration and the Consent Payment of $30 per $1,000 principal amount of Notes payable to Holders that validly tender their Notes and give their Consents prior to the Early Tender Deadline. Holders that validly tender their Notes after that time and prior to the Expiration Time, will receive the Tender Offer Consideration, which is the Total Consideration less the Consent Payment, or $1,059.06 per $1,000 principal amount of Notes.

On any Optional Early Acceptance Date, the Company may elect to accept for payment all Notes validly tendered prior to the Early Tender Deadline. Any such payment will be made on the Optional Early Settlement Date. By the Final Acceptance Date, the Company will accept for payment any and all validly tendered Notes not previously purchased, subject to the terms and conditions of the Offer. Such payment will be made on the Final Settlement Date.

To the extent permitted by applicable law, the Company reserves the right to extend or delay the Tender Offer and, prior to the satisfaction or waiver of conditions to the Offer, amend or terminate the Tender Offer in any respect. The Company intends to extend the Tender Offer, if necessary, so that the Expiration Time occurs no earlier than ten business days following the Early Tender Deadline. To the extent permitted by applicable law, any or all of the conditions to the Tender Offer or the Consent Solicitation may be waived by the Company.

Holders who validly tender their Notes pursuant to the Tender Offer and in accordance with the procedures described in this Offer to Purchase will be deemed to have delivered their Consent pursuant to the Consent Solicitation. Holders may not deliver Consents without tendering their Notes nor may they tender Notes without delivering Consents. After the Early Tender Deadline but prior to the Expiration Time, Notes may be validly tendered, but any such valid tenders accepted for payment will not be eligible for the Consent Payment.

Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof. The Company shall be deemed to have accepted validly tendered Notes in the Tender Offer and validly delivered Consents in the Consent Solicitation when, as and if the Company has given oral or written notice thereof to the Depositary and requisite written notice under the Indenture to the Trustee, and announced such acceptance by issuing a press release no later than 9 a.m., New York City time, on the business day after the Optional Early Acceptance Date or Final Acceptance Date, as the case may be. The Depositary will act as agent for the tendering holders of Notes for the purposes of receiving the cash consideration from the Company. In the event the Company increases the consideration offered for Notes in the Tender Offer, such increased consideration will be paid with regard to all Notes accepted in the Tender Offer, including those accepted before the announcement of any such increase.

Upon consummation of the Offer and execution of the Supplemental Indenture the Issuers intend to redeem all remaining outstanding Notes on the then-earliest optional redemption date, August 1,2004, at a redemption price equal to 106% of the aggregate principal amount of the Notes, as set forth in the Indenture. However, following the consummation of the Offer, if any Notes remain outstanding, the Issuers may, from time to time, acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance, redemption or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price paid pursuant to the Tender Offer and may involve cash or other consideration.

Holders of Notes who tender in the Tender Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the tender of Notes pursuant to the Tender Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Tender Offer. See “Fees and Expenses.”

No appraisal rights are available to holders of Notes in connection with the Tender Offer.

Neither the Company nor the Dealer Manager nor the Information Agent make any recommendation as to whether or not holders should tender Notes and deliver Consents in response to the Tender Offer and the Consent Solicitation. Each holder must make his, her or its own decision as to whether to tender Notes and deliver Consents and, if so, as to how many Notes to tender and Consents to deliver.

The Consent Solicitation

Concurrently with the Tender Offer, the Company is soliciting Consents from holders of Notes to the Proposed Amendments.

If the Proposed Amendments become operative, they would:

(a)	delete the covenants contained in the sections of the Indenture entitled: “Section 4.03: Limitation on Indebtedness,” “Section 4.04: Limitation on Restricted Payments,” “Section 4.05: Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “Section 4.06: Limitation on Sales of Assets and Subsidiary Stock,” “Section 4.07: Limitation on Transactions with Affiliates” and “Section 4.08: Change of Control”;

(b)	amend the first sentence of Section 3.03 of the Indenture, which currently reads as follows:

“SECTION 3.03. Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuers shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.”, to read as follows:

“SECTION 3.03. Notice of Redemption. (a) At least 30 days but not more than 120 days before a date for redemption of Notes, the Issuers shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.”;

(c)	delete certain definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing changes; and

(d)	make certain conforming and related changes.

This description is qualified by reference to the full provisions of the Notes and the Indenture and the provisions of the proposed Supplemental Indenture, copies of which the Information Agent can provide you. See generally “Considerations for Non-Tendering Holders of Notes—Effects of the Proposed Amendments.”

The Proposed Amendments are a single proposal. A tendering and consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to only some of the Proposed Amendments.

Upon receipt of the Requisite Consents, the Company intends to cause the Depositary to deliver the Requisite Consents and written notice of the satisfaction of the Requisite Consents Condition to the Trustee as soon as practicable after 5:00 p.m., New York City time, on the Early Tender Deadline. Consents will not be counted towards determining whether such Requisite Consents have been received unless the Company is prepared, subject to the conditions set forth herein, to accept the tender of the Notes to which such Consents relate or waive any defects in such tender. The Company will not be obligated to accept tendered Notes for purchase and pay the Tender Offer Consideration pursuant to the Offer unless, among other things, the Requisite Consents Condition and the other conditions set forth herein shall have been satisfied or waived. In addition, Consents will not be counted if the tender of such holder’s Notes is defective and such defect is not cured by the tendering holder or waived by the Company. As soon as practicable following the receipt by the Trustee of an officers’ certificate and an opinion of counsel pursuant to the Indenture, the Supplemental Indenture providing for the Proposed Amendments will be executed by the Issuers, the Guarantors and the Trustee. Pursuant to the terms of the Supplemental Indenture, which will be effective upon execution, the provisions to be eliminated or modified by the Proposed Amendments will become operative on the Optional Early Settlement Date or, if no Optional Early Settlement Date is announced, the Final Settlement Date. See “— Conditions of the Offer.”

The transfer of Notes on the register will not have the effect of revoking any Consent theretofore given by the holder of such Notes. See “— Withdrawal of Tenders and Revocation of Consents.”

If the Proposed Amendments become operative, they will apply to all Notes issued under the Indenture, including those Notes that Holders do not tender and the Company does not accept for payment hereunder. In that circumstance, the trading market for the Notes is likely to be significantly more limited. Notes that are not tendered and accepted for payment pursuant to the Tender Offer will remain obligations of the Issuers.

Acceptance of Notes for Purchase; Payment of the Total Consideration

Upon the terms and subject to the conditions of the Tender Offer, the Company will accept all Notes validly tendered at or prior to the Expiration Time and not validly withdrawn. Subject to rules promulgated pursuant to the Exchange Act, the Company expressly reserves the right to delay acceptance of any of the Notes or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted if any of the conditions set forth under the heading “— Conditions of the Offer” shall not have been satisfied or waived by the Company. The Company will make payment of the Total Consideration or Tender Offer Consideration, as applicable, pursuant to the Tender Offer promptly after the Optional Early Acceptance Date or Final Acceptance Date, as applicable. In all cases, the purchase of Notes accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Note into the Depositary’s account at DTC pursuant to the procedures set forth under “— Procedures for Tendering Notes and Delivering Consents,” (ii) a properly transmitted Agent’s Message (as defined below) and (iii) any other documents required thereby.

For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Notes if, as and when the Company gives written notice to DTC of its acceptance for payment of such Notes. Payment for Notes will be made by the Company in immediately available funds by deposit with DTC on the Optional Early Acceptance Date and Final Acceptance Date, as applicable, of the aggregate purchase price of such Notes accepted for purchase. It is expected that, in accordance with DTC’s standard procedures, DTC will transmit the aggregate purchase price in immediately available funds to each of its participant financial institutions holding the Notes accepted for purchase on behalf of the holders for delivery to the holders. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from DTC to the tendering Holders. The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for the Notes in order to comply, in whole or in part, with any applicable law.

All questions as to the validity, form, eligibility (including the time of receipt), acceptance and withdrawal of tendered Notes and delivered Consents will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to (i) reject any or all tenders and deliveries that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful and (ii) waive any irregularities or conditions of tender as to particular Notes or delivery as to particular Consents. The Company’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any irregularities or defects in connection with tenders of Notes and deliveries of Consents must be cured within such time as the Company determines. Neither the Company nor the Depositary shall be under any duty to give notification of irregularities or defects in such tenders or deliveries or shall incur any liability for failure to give such notification. Tenders of Notes or deliveries of Consents will not be deemed to have been made until such irregularities have been cured to the satisfaction of, or waived by, the Company.

If, for any reason whatsoever, acceptance for purchase of any Notes tendered or Consents delivered pursuant to the Offer is delayed, or the Company is unable to accept for purchase Notes tendered or Consents delivered pursuant to the Offer, then, without prejudice to the Company’s rights set forth herein, the Depositary may nevertheless, on behalf of the Company, and subject to rules promulgated pursuant to the Exchange Act, retain tendered Notes and delivered Consents, and such Notes may not be withdrawn except to the extent that the tendering holder of such Notes is entitled to withdrawal rights as described herein. See “— Withdrawal of Tenders and Revocation of Consents.”

If any tendered Notes are not accepted for purchase because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted Notes will be credited to the account maintained at DTC from which such Notes were delivered as promptly as practicable after the Expiration Time or the termination of the Tender Offer and any Consents delivered in connection with such Notes will be deemed defective.

No alternative, conditional or contingent tenders of Notes or deliveries of Consents will be accepted. A tendering holder, by electronically transmitting its acceptance through ATOP, waives all rights to receive notice of acceptance of such holder’s Notes for purchase.

Procedures for Tendering Notes and Delivering Consents

The tender by a holder of Notes pursuant to the procedures set forth below will constitute a binding agreement between such holder and the Company and the delivery of the Consent of the tendering holder to the Proposed Amendments, as applicable, in accordance with the terms and subject to the conditions set forth herein. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Valid Tender. The Depositary will establish one or more ATOP accounts on behalf of the Company with respect to the Notes promptly after the date of this Offer to Purchase. ATOP allows a financial institution that is a participant in DTC’s system to make book-entry delivery of Notes and Consents by causing DTC to transfer Notes into the ATOP account and electronically deliver the Consents with respect to such Notes. Tenders of Notes and Consents are affected through the ATOP procedures by delivery of an Agent’s Message by DTC to the Depositary. The term “Agent’s Message” means a message transmitted by DTC and received by the Depositary through the ATOP system and forming part of a book-entry confirmation (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that (i) such participant has received and agrees to be bound by this Offer to Purchase and that the Company may enforce such agreement against such participant, (ii) such participant consents to the Proposed Amendments and to the execution and delivery of the Supplemental Indenture as described in this Offer to Purchase, (iii) such participant has full power and authority to tender, exchange, assign and transfer the Notes, (iv) such participant is not an “Affiliate” of any Issuer or Guarantor (with “Affiliate” defined as any individual or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor; for these purposes the term “control” means the power to directly or indirectly direct the management and policies of an individual or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings) and (v) when the tendered Notes are accepted for payment by the Company, the Company will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP is at the risk of the holder of Notes, and delivery will be deemed made when actually received by the Depositary. The Agent’s Message must be received prior to the Early Tender Deadline to effectively deliver Consents and to make the holder eligible to receive the Consent Payment. Holders desiring to tender their Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

Any holder whose Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver a Consent to the proposed Amendments should contact such broker, bank, dealer or other nominee promptly and instruct such nominee to submit instructions on such holder’s behalf. Please check with your nominee to determine the procedure for such firm.

Payment of Consideration. Tendering holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the cash consideration and/or Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification number or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holders of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes and deliver Consents should contact the holder of such Notes and instruct such holder to tender and consent on their behalf. Any Notes properly tendered at or prior to the Expiration Time accompanied by a properly transmitted Agent’s Message for such Notes will be transferred of record by the registrar either prior to or as of midnight, New York City time, on May 3,2004 at the discretion of the Company.

Backup Federal Income Tax Withholding. For a discussion of federal income tax considerations relating to backup withholding, see “Material U.S. Federal Income Tax Consequences—Backup Withholding.”

Determination of Validity. All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and Consents will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company expressly reserves the absolute right (i) to reject any and all tenders or Consents not in proper form and to determine whether the acceptance of or payment by it for such tenders or Consents would be unlawful and (ii) subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes or the delivery of any Consents. None of the Issuers, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes or delivery of Consents will be deemed to have been validly made until all defects and irregularities with respect to such Notes or Consents have been cured or waived. Interpretation of the terms and conditions of the Offer will be made by the Company in its sole discretion and will be final and binding on all parties.

Withdrawal of Tenders and Revocation of Consents

Tenders of Notes pursuant to the Tender Offer may be validly withdrawn and Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to 5:00 p.m., New York City time, on the Early Tender Deadline, but not thereafter. Notes tendered subsequent to the Early Tender Deadline and on or prior to the Expiration Time may not be withdrawn. A valid withdrawal of tendered Notes on or prior to 5:00 p.m., New York City time, on the Early Tender Deadline shall be deemed a valid revocation of the related Consent. A holder may not validly revoke a Consent unless such holder validly withdraws its previously tendered Notes. Upon delivery of written notice to the Trustee that the Requisite Consents Condition has been satisfied, any Notes tendered on or prior to the Early Tender Deadline that are not validly withdrawn on or prior to the Early Tender Deadline may not be withdrawn thereafter. In addition, in the event of a termination of the Offer without Notes being purchased, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

For a withdrawal of a tender of Notes to be effective, a notice of withdrawal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must:

•	specify the DTC Voluntary Offer Instruction (“V.O.I.”) Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes.

The Company reserves the right to contest the validity of any withdrawal and revocation. A purported notice of withdrawal that is not received by the Depositary in a timely fashion will not be effective to withdraw a Note previously tendered.

Any permitted withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn Notes may be re-tendered by again following one of the appropriate procedures described herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Holders can accomplish withdrawals of Notes and revocation of consents only in accordance with the foregoing procedures.

If the Company extends the Tender Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Depositary may, subject to applicable law, retain tendered Notes on behalf of the Company, and such Notes may not be withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that the Company deliver the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the Tender Offer), except to the extent that tendering holders are entitled to withdrawal rights as described herein. See “— Expiration Time; Early Tender Deadline; Extensions; Termination; Amendments.”

All questions as to the validity, form and eligibility (including the time of receipt) of notices of withdrawal of Notes will be determined in the sole discretion of the Company, whose determination will be final and binding on all parties. None of the Issuers, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of Notes or incur any liability for failure to give any such notification.

Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept any Notes for purchase, and may terminate, extend or amend the Offer and may postpone, subject to Rule 14e-l under the Exchange Act, the acceptance of Notes so tendered and Consents so delivered, if, at or prior to 5:00 p.m., New York City time, on the Optional Early Acceptance Date (or, if no Optional Early Settlement Date is announced, the Final Settlement Date), any of the following conditions exist and have not been waived:

(i)	the Requisite Consents Condition shall not have been satisfied;

(ii)	there shall have been any action taken or threatened, or any action pending, by or before any local, state, federal or foreign government or governmental regulatory or administrative agency or authority or by any court or tribunal, domestic or foreign, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Tender Offer or the Consent Solicitation which (a) in the reasonable judgment of the Company, might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer or Consent Solicitation or otherwise relates in any manner to the Tender Offer or Consent Solicitation, (b) in the reasonable judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (c) in the reasonable judgment of the Company, would materially impair the contemplated benefits of the Tender Offer or Consent Solicitation to the Company or be material to holders of Notes in deciding whether to accept the Tender Offer or Consent Solicitation;

(iii)	there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the reasonable judgment of the Company, would or might result in any of the consequences referred to in paragraph (ii) above;

(iv)	there shall have occurred: (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets or any other significant adverse change in United States securities or financial markets; (b) any significant change in the price of the Notes; (c) a material impairment in the trading market for debt securities generally; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a declaration of a national emergency, acts of terrorism involving the United States or commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States; (f) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event that, in the reasonable judgment of the Company, might affect the nature or extension of credit by banks or other financial institutions; (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration, escalation or worsening thereof;

(v)	there shall exist, in the reasonable judgment of the Company, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company is a party, or by which it is bound) to the acceptance for payment of, or payment for, any of the Notes or to the scope, validity or effectiveness of the Consents solicited hereby; and

(vi)	there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the reasonable judgment of the Company, could prevent, restrict or delay consummation of the Tender Offer or the Consent Solicitation or materially impair the contemplated benefits of the Offer.

If the Optional Early Settlement Date occurs, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered after the Early Tender Deadline and prior to the Expiration Time shall only be conditioned upon satisfaction or waiver of clause (ii)(a), (ii)(c) or (v) above.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. If any of the foregoing conditions exist (or, following an Optional Early Settlement Date, a condition described in clause (ii)(a), (ii)(c) or (v) of the second preceding paragraph exists), the Company may, subject to applicable law, (i) terminate the Tender Offer or the Consent Solicitation and return all Notes tendered pursuant to the Tender Offer to the tendering holders, (ii) extend the Tender Offer or the Consent Solicitation and retain all tendered Notes until the extended Expiration Time, (iii) amend the terms of the Tender Offer or the Consent Solicitation in any respect or modify the consideration to be paid pursuant to the Tender Offer or the Consent Solicitation or (iv) waive the unsatisfied condition or conditions with respect to the Offer and accept all validly tendered Notes. See “— Expiration Time; Early Tender Deadline; Extensions; Termination; Amendments” and “— Procedures for Tendering Notes and Delivering Consents.” The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

Expiration Time; Early Tender Deadline; Extensions; Termination; Amendments

The Tender Offer will expire at midnight, New York City time, on May 3, 2004, unless extended or earlier terminated. The Consent Solicitation will expire at 5:00 p.m., New York City time, on April 19, 2004, unless extended.

The Tender Offer and the Consent Solicitation may be extended by the Company in its sole discretion. The Company shall notify the Depositary of any extension by oral or written notice and shall make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time or Early Tender Deadline, as applicable. Such announcement may state that the Company is extending the Tender Offer or the Consent Solicitation, as applicable, for a specified period or on a daily basis.

The Company also expressly reserves the right, at any time or from time to time, to extend the period of time during which the Tender Offer or the Consent Solicitation, as the case may be, are open. There can be no assurance that the Company will exercise its right to extend the Tender Offer or the Consent Solicitation. During any extension of the Tender Offer, all Notes previously tendered pursuant thereto and not withdrawn will remain subject to the Tender Offer and may be accepted for purchase at the expiration of the Tender Offer subject to the right, if any, of a tendering holder to withdraw its Notes. See “— Withdrawal of Tenders and Revocation of Consents.”

The Company also expressly reserves the right, subject to applicable law and the terms of the Offer, (i) to delay the acceptance for purchase of any Notes or, regardless of whether such Notes were theretofore accepted for purchase, to delay the purchase of any Notes pursuant to the Tender Offer and to terminate the Tender Offer and not accept for purchase any Notes, upon the failure of any of the conditions to the Offer specified herein to be satisfied, by giving oral or written notice of such delay or termination to the Depositary and (ii) prior to the satisfaction or waiver of the applicable conditions to the Offer, or from time to time, to amend the Tender Offer or Consent Solicitation in any respect. Except as otherwise provided herein, withdrawal rights with respect to Notes tendered pursuant to the Offer will not be extended or reinstated as a result of an extension or amendment of the Offer. See “— Withdrawal of Tenders and Revocation of Consents.” The reservation by the Company of the right to delay acceptance for purchase of Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Tender Offer.

Any extension, delay, termination or amendment of the Tender Offer or acceptance of tendered Notes will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Tender Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to DTC and the Dow Jones News Service, except in the case of an announcement of an extension of the Tender Offer or Consent Solicitation, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

If the Company shall decide to decrease the amount of Notes being sought in the Tender Offer or to increase or decrease the consideration offered to holders of Notes, the Company will, to the extent required by applicable law, cause the Tender Offer to be extended, if necessary, so that the Tender Offer remains open at least until the expiration of ten business days from the date that such notice is first published, sent or given by the Company. See “— Withdrawal of Tenders and Revocation of Consents.”

If the Company makes a material change in the terms of the Tender Offer or Consent Solicitation (including any change in the amount of the Consent Payment) or the information concerning the Tender Offer or Consent Solicitation, or waives any condition to the Tender Offer that results in a material change to the circumstances of the Offer, then the Company will disseminate additional tender offer materials to the extent required under the Exchange Act and will extend the Tender Offer or the Consent Solicitation to the extent required in order to permit holders of Notes adequate time to consider such materials. The minimum period during which the Tender Offer or Consent Solicitation must remain open following material changes in the terms of the Tender Offer or the Consent Solicitation or information concerning the Tender Offer or the Consent Solicitation, other than a change in Tender Offer Consideration or percentage of Notes sought, will depend upon the specific facts and circumstances, including the relative materiality of the terms or information.

CONSIDERATIONS FOR NON-TENDERING HOLDERS OF NOTES

The following considerations, in addition to the other information set forth herein, should be considered carefully prior to determining whether or not to tender Notes and consent to the Proposed Amendments.

Effect of the Proposed Amendments

If the Offer is consummated and the Proposed Amendments become operative, holders of Notes that are not properly tendered for purchase pursuant to the Tender Offer for any reason will no longer be entitled to the benefits of many restrictive covenants contained in the Indenture and the Notes. In addition, the prior notice period with respect to a redemption date for outstanding Notes will be extended from 60 days to 120 days, which will permit the Company to issue call notices 60 days earlier than currently permitted.

The Proposed Amendments would amend the Indenture to delete certain covenants that:

•	restrict the ability of the Company and certain of its subsidiaries to incur certain forms and amounts of indebtedness;

•	restrict the ability of the Company and certain of its subsidiaries to (i) declare or pay dividends to certain parties, (ii) purchase, redeem, retire or otherwise acquire for value capital stock held by certain parties and (iii) make certain investments, interest payments and other distributions;

•	prohibit the Company and certain of its subsidiaries from causing or permitting to exist restrictions on the ability of such subsidiaries to pay dividends, make distributions or loans or transfer property or assets to the Company or such subsidiaries;

•	prohibit the Company and certain of its subsidiaries from disposing of assets;

•	restrict the types of transactions in which the Company and its Affiliates may engage; and

•	give holders of Notes the ability, in certain circumstances involving a change of control of the Company, to require the Issuers to repurchase their Notes.

The elimination or modification of the foregoing provisions would permit the Issuers to take actions that could increase the credit risks faced by the holders of any remaining Notes (although the Company will remain subject to the restrictions and covenants set forth in its other outstanding indebtedness), adversely affect the market price of such Notes or otherwise be adverse to the interests of the holders of such remaining Notes.

The Proposed Amendments will not relieve the Issuers from their obligation to make scheduled payments of principal and accrued interest on the Notes not purchased pursuant to the Tender Offer in accordance with the terms of the Indenture as currently in effect. While the Issuers are subject to restrictive covenants contained in other agreements, holders who do not tender their Notes will not be able to enforce those covenants and such covenants will be subject to change without the consent of such holders.

Adverse Effects on Trading Market for the Notes

There currently is a limited trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that Notes are tendered and accepted for purchase in the Tender Offer, the trading market for the remaining Notes is expected to be substantially reduced, with possible adverse effects on the liquidity of the Notes. A debt note with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt note with a greater float. Therefore, the market price for the Notes not tendered for purchase may be adversely affected to the extent that the principal amount of the Notes tendered pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile. Non-tendering holders of Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes after the Tender Offer, the number of holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

Redemption

Upon consummation of the Offer, and execution of the Supplemental Indenture, the Issuers intend to redeem all remaining outstanding Notes on the then-earliest optional redemption date, August 1, 2004, upon such terms as provided for in the Indenture. As a result, all holders of Notes who have not tendered pursuant to this Offer will receive interest payments through August 1, 2004 and on or about August 1, 2004 will receive repayment of principal at a redemption price equal to 106% of the aggregate principal amount of the Notes, as set forth in the Indenture. However, following the consummation of the Offer, if any Notes remain outstanding, the Issuers may, from time to time, acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance, redemption or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price paid pursuant to the Tender Offer and may involve cash or other consideration.

OTHER PURCHASES OF THE NOTES

Whether or not the Offer is consummated, the Company and the Issuers or their affiliates may from time to time acquire Notes, otherwise than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In General

The following is a summary of the material U.S. federal income tax consequences of the Offer that may be relevant to a beneficial owner of Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes. Any such person or institution is referred to as a “U.S. holder.”

This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary does not deal with special classes of U.S. holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This summary assumes the Notes are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

No ruling from the Internal Revenue Service (the “IRS”) has been sought with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each U.S. holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Sale of the Notes

Sales of Notes pursuant to the Offer by U.S. holders will be taxable transactions for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to Accrued Interest, which will be taxed as ordinary income) and the U.S. holder’s adjusted tax basis in the Notes sold at the time of sale. A U.S. holder’s adjusted tax basis in Notes generally will equal the amount paid therefor, increased by the amount of any market discount previously taken into account by the U.S. holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. holder with respect to the Notes. Any such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Notes on the date of sale is more than one year.

In general, if a U.S. holder acquired the Notes with market discount, any gain realized by a U.S. holder on the sale of the Notes will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such Notes were held by the U.S. holder, unless the U.S. holder has elected to include market discount in income currently as it accrues.

Consent Payment

Notwithstanding the fact that a tendering U.S. holder is receiving a Consent Payment in addition to the Tender Offer Consideration, the Company believes that, solely for U.S. federal income tax purposes, the Consent Payment should be treated by a U.S. holder as part of the cash consideration received by the U.S. holder in exchange for the U.S. holder’s Note pursuant to the Offer. Such amount should therefore be treated as sales proceeds, as discussed above. The IRS may take the position, however, that the Consent Payment is not part of the cash consideration received by a U.S. holder in exchange for the U.S. holder’s Note but rather that the Consent Payment is a separate fee for consenting to the amendments. In that case, the Consent Payment would be taxable as ordinary income to the U.S. holder.

Adoption of the Proposed Amendments

Under general principles of U.S. federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized (a “Deemed Exchange”) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. A modification of a debt instrument that is not a “significant modification” does not create a Deemed Exchange.

Based on discussions with our counsel and our expectations that the modifications will not be economically significant, although the matter is not free from doubt, if we consummate the Offer and the Proposed Amendments become operative, the modification of the Indenture pursuant to the amendments should not cause a Deemed Exchange of the Notes because the amendments do not constitute a significant modification to the terms of the Notes for U.S. federal income tax purposes as defined in Treasury Regulation section 1.1001-3. Accordingly, a U.S. holder who did not tender its Notes will not recognize any income, gain or loss, for U.S. federal income tax purposes, upon the adoption of the Proposed Amendments and will have the same adjusted tax basis, holding period and accrued market discount, if any, in the Notes after the adoption of the amendments that such U.S. holder had in the Notes immediately before such adoption.

Backup Withholding

A U.S. holder may be subject to backup withholding on the purchase price for the Notes, including the Consent Payment (and Accrued Interest) unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A beneficial owner of a Note that is not a U.S. holder, which we refer to as “Non-U.S. holder,” generally will not be subject to U.S. federal income or withholding tax on the proceeds from the Offer, including amounts treated as Accrued Interest, provided that such Non-U.S. holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of the Company’s common stock and is not a controlled foreign corporation related to the Company through stock ownership, and (ii) has provided a properly completed form W-8BEN establishing its status as a Non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. holder), unless (i) the gain or interest income on such Note is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the U.S. or (ii) in the case of gain realized by an individual holder, the holder is present in the U.S. for 183 days or more in the taxable year of the offer and either (a) such gain is attributable to an office or other fixed place of business maintained in the U.S. by such holder or (b) such holder has a tax home in the United States.

The Company, solely for U.S. federal income tax purposes, intends to treat the Consent Payment as part of the cash consideration received by the Non-U.S. holder for the Non-U.S. holder’s Note pursuant to the Offer, in which case the payment will not be subject to U.S. federal income or withholding tax except as described in this paragraph. If the IRS were to take the position that the Consent Payment constitutes a separate fee, it is possible that U.S. withholding tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) would be imposed on that payment. Non U.S.-Holders should consult their tax advisors with respect to the treatment of the Consent Payment.

THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING NOTES AND RECEIVING A CONSENT PAYMENT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

DEALER MANAGER

Subject to the terms and conditions set forth in the Dealer Manager Agreement, dated as of April 6, 2004, between the Company and Morgan Stanley & Co. Incorporated, as Dealer Manager, the Company has engaged Morgan Stanley & Co. Incorporated to act as Dealer Manager in connection with the Offer. In such capacity, the Dealer Manager may contact holders of Notes regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase to beneficial owners of Notes. Morgan Stanley & Co. Incorporated will be paid customary fees for its services and will be reimbursed for reasonable costs and expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws, and will contribute to payments the Dealer Manager may be required to make in respect thereof.

The Dealer Manager and its affiliates have provided and will continue to provide financial advisory, investment banking and commercial banking services to the Company and its affiliates.

At any given time, the Dealer Manager may trade the Notes or other securities of the Company for its respective account or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities. Morgan Stanley & Co. Incorporated has informed the Company that it does not hold any Notes as of April 6,2004.

The Dealer Manager has informed the Company that it intends to tender all of the Notes held by it, if any, in the Tender Offer and provide Consents with respect to all such Notes pursuant to the Consent Solicitation.

DEPOSITARY

U.S. Bank National Association has been appointed as Depositary for the Offer. Questions and requests for assistance, and all correspondence in connection with the Offer may be directed to the Depositary at its address and telephone number set forth on the back cover of this Offer to Purchase.

INFORMATION AGENT

Georgeson Shareholder Communications Inc. is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the Tender Offer and Consent Solicitation and provide other similar advisory services as the Company may request from time to time. Requests for additional copies of this Offer to Purchase and any other required documents should be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

FEES AND EXPENSES

In addition to the fees and out-of-pocket expenses payable to the Dealer Manager, the Company will pay the Depositary and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase to the beneficial owners of the Notes. In addition, the Company will indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

The Company will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Tender Offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Total Consideration or Tender Offer Consideration, as applicable, otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

MISCELLANEOUS

The Offer is not subject to Section 13(e) of, or Rules 13e-3 or 13e-4, Regulation 14A, Regulation 14D promulgated under, the Exchange Act. The Tender Offer is being made in compliance with Regulation 14E under the Exchange Act.

Other than with respect to the Depositary, the Information Agent and the Dealer Manager, neither the Company nor the Issuers nor any of their affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by the Issuers or any of their affiliates to provide any information or to make any representations in connection with the Offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by the Issuers or any of their affiliates. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time subsequent to the date hereof.

The Depositary for the Offer is:

U.S. BANK NATIONAL ASSOCIATION

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

(800) 934-6802 (Toll Free)

(651) 495-8158 (Facsimile)

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at the telephone numbers and address listed below. A holder of Notes may also contact such holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

[GRAPHIC]

17 State Street, 10th Floor

New York, NY 10004

(800) 377-9583 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Any questions regarding the terms of the Offer may be directed to the Dealer Manager.

The Dealer Manager for the Tender Offer and for the Consent Solicitation is:

MORGAN STANLEY

1585 Broadway

New York, New York 10036

(800) 624-1808 (U.S. Toll Free)

(212) 761-1941 (Collect)

Attention: Francesco Cipollone